Exhibit 21

ALBERTO-CULVER COMPANY AND SUBSIDIARIES

Subsidiaries of the Registrant

Subsidiary	State or Other Jurisdiction of Incorporation
Alberto-Culver AB	Sweden
Alberto-Culver Holland B.V.	The Netherlands
Alberto-Culver Holdings Australia Pty. Ltd.	Australia
Alberto-Culver Group Ltd.	United Kingdom
Alberto-Culver Canada, Inc.	Canada
Alberto-Culver Company (U.K.), Limited	United Kingdom
Alberto-Culver Holdings, Ltd.	Bermuda
Alberto-Culver International, Inc.	Delaware
Alberto-Culver de Mexico, S.A. de C.V.	Mexico
Alberto-Culver (N.Z.) Ltd.	New Zealand
Alberto-Culver (P.R.), Inc.	Delaware
Alberto-Culver USA, Inc.	Delaware
Armstrong-McCall Holdings, Inc.	Texas
Armstrong-McCall Holdings, L.L.C.	Delaware
Armstrong-McCall L.P.	Texas
Beauty Systems Group, Inc.	Delaware
Beauty Systems Group (Canada), Inc.	Canada
BDM Grange, Ltd.	New Zealand
Cederroth A/S	Denmark
Cederroth A/S	Norway
Cederroth Iberica S.A.	Spain
Cederroth International AB	Sweden
Cederroth OY	Finland
CIFCO, Inc.	Delaware
La Farmaco Argentina I. y C.S.A.	Argentina
Ogee Limited	England
Pro-Line International, Inc.	Delaware
Sally Beauty Company, Inc.	Delaware
Sally Beauty Distribution, Inc.	Delaware
Sally Beauty Distribution of Ohio	Delaware
Sally Beauty International, Inc.	Delaware
Sally Hair and Beauty Supplies Ltd. (U.K.)	England
Sally Holdings, Inc.	Delaware
Soraya, S.A.	Poland
St. Ives Laboratories, Inc.	Delaware
Victory Beauty Systems, Inc.	Delaware

Subsidiaries of the company omitted from the above table, considered in the aggregate, would not be considered significant.